Exhibit 10.3

Summary of the Award Levels and Performance Goals
for the Named Executive Officers
of Brown Shoe Company, Inc.

	Incentive Award as a Percentage of Base Salary (1) (2)
Name and Title of Executive Officer	Minimum	Target	Maximum
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	0%	75%	150%
Diane M. Sullivan President	0	70	140
Joseph W. Wood President, Famous Footwear	0	65	130
David H. Schwartz Chief Administrative Officer and President, Brown Shoe International	0	60	120
Gary M. Rich President, Brown Shoe Wholesale	0	60	120

(1)	Effective January 30, 2005, performance goals will be measured primarily on the Company’s annual net earnings, earnings from continuing operations and divisional gross margins.

(2)
Under the Brown Shoe Company, Inc. Deferred Compensation Plan (the “Plan”), executive officers of the Company participating in the Plan may defer up to 100% of the Annual Incentive Plan award. The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections made by the participant. The amount of compensation deferred under the Plan, together with interest thereon computed at the prime rate, will be paid in a single lump sum payment or in equal annual installments over a period of 15 years upon the participant’s retirement, termination, death, disability or other dates determined in accordance with the Plan.